UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2014

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events,

The Company received notification on June 24, 2014 that the Board of Governors of the Federal Reserve System had approved the Company's application for its previously announced acquisition of Delta Trust and Banking Corporation ("Delta Trust").  As a condition of the approval, the Company has agreed to divest the branch of Delta Trust & Bank in Eudora, Arkansas within 180 days after the consummation of the acquisition. The Company has entered into an agreement for the sale of this branch with a local banking institution.  The branch sale is contingent on the closing of the Delta Trust acquisition.

The Delta Trust transaction is subject to approval by the Delta Trust shareholders which will be sought in the third quarter of 2014. The Company expects that the Delta Trust transaction will be closed promptly after Delta Trust receives approval of its shareholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed Delta Trust transactions, the Company will file one or more registration statements on Form S-4, and Delta Trust will file proxy statements/prospectuses and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the registration statement and the proxy statements/prospectuses and any other relevant documents filed with the SEC when they become available. These materials may be obtained free of charge at the SEC’s website at www.sec.gov or from the Company by directing such request to: Investor Relations, Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71811-7009 or from the Company’s Investor Relations page on its corporate website at www.simmonsfirst.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

June 25, 2014	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman
Senior Executive Vice President,
Chief Financial Officer and Treasurer